Exhibit 10.1

Commercial Banking Group Santa Clara Valley Region 121 Park Center Plaza, 2nd Floor San Jose, CA 95113

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 1, 2009, by and between MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 31, 2008, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Sections 1.1. and 1.1.1. are hereby deleted in their entirety, and the following substituted therefor:

“SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 30, 2010, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) (“Line of Credit”), the proceeds of which shall be used first, to refinance Borrower’s existing obligations to Bank, and second, for Borrower’s working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of October 1, 2009 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Reserve. Two existing Letters of Credit numbered 584969 and 587968 for $200,000.00 and $1,500,000.00, respectively, have been previously issued by Bank and are deemed to have been issued under the Line of Credit. If the Line of Credit terminates for any reason prior to the expiration of any such Letters of Credit, Borrower shall pledge cash collateral maintained at Bank equal to 100% of the stated amount of each such outstanding Letter of Credit. The undrawn amount of such Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit is subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents that were or may be required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

2. Sections 4.3. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, a consolidated financial statement of Borrower, audited by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flow, along with Borrower prepared annual projections;

(b) not later than 60 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flow;

(c) not later than 30 days after and as of the end of each month, a trial balance sheet reflective of cash position prepared by Borrower;

(d) from time to time such other information as Bank may reasonably request.”

3. The Exhibit A referenced in Section 4.9. is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

4. Section 5.6. (e). is hereby deleted in its entirety, and the following substituted therefor:

“(e) purchase money or capital lease liens not at any time securing indebtedness in excess of an aggregate of $3,500,000.00 incurred in any fiscal year (i) on fixed assets acquired or held by Borrower or for financing the acquisition of the fixed assets permitted under Section 5.9 hereunder, or (ii) existing on fixed assets when acquired as permitted under Section 5.9, if liens is confined to the property and improvements and the proceeds of the fixed assets;”

5. The following is hereby added to the Credit Agreement as Section 5.9.:

“SECTION 5.9. CAPITAL EXPENDITURES.

Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $3,500,000.00.”

6. Section 6.1. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank; provided however, that any cure period applicable to such default has expired, and with respect to a default under any obligation to any person or entity other than Bank, all debts or other liabilities of Borrower in default exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate as a result of such default.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; if the related action or judgment involves at least One Hundred Thousand Dollars ($100,000.00) or such other amount that would cause aggregate outstanding claims against Borrower in respect of any or all of the foregoing to exceed One Hundred Thousand Dollars ($100,000.00) and in each case, the related action or judgment has not been dismissed or vacated without expenditure of funds by Borrower except for legal proceedings within 30 days of the filing, recording, service or entry; provided, however, that no advances under any credit subject hereto shall be available until such dismissal or vacation occurs.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or its directors or stockholders, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall (i) acquire beneficial ownership of 25% or more the outstanding shares of voting stock of the Borrower or (ii) obtain the power (whether or not exercised) to elect a majority of the Borrower’s board of directors; with “Person” defined as any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.”

7. Section 7.2. is hereby amended by deleting the reference to “Santa Clara Valley RCBO, 121 Park Center Plaza, 2nd Floor, San Jose, CA 95113” as the Bank’s address, and by substituting in its place, “Santa Clara Technology RCBO, 121 S. Market Street, 2nd Floor, San Jose, CA 95113.”

8. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $37,500.00.

9. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

10. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

MAGMA DESIGN AUTOMATION, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Teshima	By:	/s/ Patty Juarez
	Peter Teshima		Patty Juarez
	Chief Financial Officer		Senior Vice President

By:	/s/ Roy Jewell
Roy Jewell
President